Exhibit 99.1

NEWS RELEASE
Skyline Corporation
2520 By-Pass Road
P.O. Box 743
Elkhart, Indiana 46515-0743
(574) 294-6521

Subject: FIRST QUARTER REPORT	Approved by: JON S. PILARSKI
ELKHART, INDIANA — OCTOBER 7, 2011
SKYLINE REPORTS FIRST QUARTER RESULTS
Skyline’s net sales for the first quarter of fiscal year 2012 were $50,284,000 as compared to $45,827,000 in the first quarter of fiscal 2011.
Net sales for Skyline’s housing segment were $29,143,000 in the first quarter of fiscal 2012 as compared to $30,629,000 in the first quarter of fiscal 2011.
Net sales for Skyline’s recreational vehicle segment were $21,141,000 in fiscal 2012’s first quarter as compared to $15,198,000 for the first quarter of fiscal 2011.
Fiscal 2012’s first quarter loss before income taxes was $6,845,000 as compared to fiscal 2011’s first quarter loss before income taxes of $6,065,000.
The Corporation continues to maintain a full valuation allowance for deferred tax assets, and as a result had no benefit from income taxes from its current period loss.
Skyline reported a net loss of $6,845,000 in the first quarter of fiscal 2012 as compared to a net loss of $6,065,000 in the first quarter of fiscal 2011. On a per share basis, net loss was $.82 as compared to a net loss of $.72 for the same period a year ago.
With a significant position in cash and U.S. Treasury Bills, no bank debt and experienced employees, Skyline is prepared to meet the challenges ahead.
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Bringing America Home. Bringing America Fun.

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share and per share data)

	Three Months Ended
	August 31, (Unaudited)
	2011	2010

Net sales	$50,284	$45,827

Loss before income taxes	(6,845)	(6,065)

Benefit from income taxes	—	—

Net loss	$(6,845)	$(6,065)

Basic loss per share	$(.82)	$(.72)

Number of weighted average common shares outstanding	8,391,244	8,391,244

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)

	August 31, (Unaudited)
	2011	2010
ASSETS

Cash and temporary cash investments	$38,412	$72,073
Accounts receivable	10,593	8,976
Inventories	10,274	6,833
Other current assets	3,280	4,472

Total Current Assets	62,559	92,354

Property, Plant and Equipment, net	24,540	26,160

Other Assets	5,969	5,712

Total Assets	$93,068	$124,226

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable, trade	$3,318	$3,231
Accrued liabilities	12,964	11,240

Total Current Liabilities	16,282	14,471

Other Deferred Liabilities	7,347	7,623

Common stock	312	312
Additional paid-in capital	4,928	4,928
Retained earnings	129,943	162,636
Treasury stock, at cost	(65,744)	(65,744)

Total Shareholders’ Equity	69,439	102,132

Total Liabilities and Shareholders’ Equity	$93,068	$124,226